Exhibit 23.2


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
EVTC, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-8355) on Form S-8 of EVTC, Inc. of our report, dated December 15, 2000 relating to the consolidated balance sheets of EVTC, Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for the years then ended, and related financial statement schedule, which report appears in the September 30, 2000 annual report on Form 10-K of EVTC, Inc.







BDO Seidman, LLP
Dallas, Texas
December 29, 2000

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